UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2025

SIDUS SPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41154	46-0628183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Sykes Creek Parkway, Suite 200 Merritt Island, FL	32953
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (321) 613-5620

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SIDU	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 14, 2025, Sidus Space, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with ThinkEquity LLC (“the “Placement Agent”), pursuant to which the Company agreed to issue and sell directly to investors, in a best efforts offering (the “Offering”) an aggregate of 9,800,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 (the “Common Stock”), at an offering price of $1.00 per Share.

The Shares were offered and sold by the Company pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-273430), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 26, 2023 and declared effective on August 14, 2023

The closing of the Offering is expected to occur on September 16, 2025, subject to the satisfaction of customary closing conditions. The gross proceeds to the Company from the Offering are expected to be approximately $9.8 million, before deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Offering for working capital and general corporate purposes.

Pursuant to the Placement Agency Agreement, the Company agreed to pay the Placement Agent a cash fee equal to 7.0% of the aggregate purchase price paid by the purchasers in the Offering. The Company also agreed to reimburse the Placement Agent for all reasonable and out-of-pocket expenses incurred in connection with the Placement Agent’s engagement, including reasonable fees and expenses of the Placement Agent’s legal counsel and due diligence analysis in an amount not to exceed $125,000. In addition, the Company agreed to issue to ThinkEquity or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 490,000 shares of the Company’s Common Stock. The Placement Agent Warrants are exercisable immediately upon issuance at an exercise price of $1.25 per share and have a term of exercise equal to five years from the date of issuance.

The Placement Agency Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The foregoing descriptions of terms and conditions of the Placement Agency Agreement and the Placement Agent Warrants do not purport to be complete and are qualified in their entirety by the full text of the form of the Placement Agency Agreement and the form of Placement Agent Warrant, copies of which are attached hereto as Exhibits 1.1, and 4.1, respectively.

The legal opinion and consent of Sheppard, Mullin, Richter & Hampton LLP relating to the validity of the Securities issued in the Offering is filed herewith as Exhibit 5.1.

Item 8.01 Other Events.

On September 12, 2025, the Company issued a press release announcing the launch of the Offering. On September 14, 2025, the Company issued a press release announcing the pricing of the Offering. Copies of the launch press release and pricing press release are furnished as Exhibit 99.1 and Exhibit 99.2, respectively to this Form 8-K.

On September 15, 2025, the Company issued a press release announcing the appointment of Lawrence Hollister as Chief Business Officer of the Company. A copy of the press release is furnished as Exhibit 99.3 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Placement Agency Agreement dated September 14, 2025
4.1	Form of Placement Agent Warrant
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
23.1	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
99.1	Press release of Sidus Space, Inc. dated September 12, 2025
99.2	Press release of Sidus Space, Inc. dated September 14, 2025
99.3	Press release of Sidus Space, Inc. dated September 15, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIDUS SPACE, INC.
Dated: September 16, 2025
	By:	/s/ Carol Craig
	Name:	Carol Craig
	Title:	Chief Executive Officer

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